Filed pursuant to Rule 433
March 18, 2009
Relating to
Preliminary Prospectus Supplement dated March 18, 2009 to
Prospectus dated October 3, 2007
Registration Statement No. 333-146483-01
Duke Energy Ohio, Inc.
$450,000,000 First Mortgage Bonds, 5.45% Series, Due April 1, 2019
Pricing Term Sheet

Issuer:	Duke Energy Ohio, Inc.
Ratings (Moody’s/ S&P)*:	A3/A (positive/positive)
Settlement:	March 23, 2009; T+3
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2009
Security Description:	First Mortgage Bonds, 5.45% Series, Due April 1, 2019
Principal Amount:	$450,000,000
Maturity:	April 1, 2019
Coupon:	5.45%
Benchmark Treasury:	2.75% due February 15, 2019
Benchmark Treasury Yield:	2.955%
Spread to Benchmark Treasury:	+250 bps
Yield to Maturity:	5.455%
Initial Price to Public:	99.960% per Bond
Redemption Provisions Make-Whole Call:	T + 40 bps
CUSIP:	26442E AA8
ISIN:	US26442EAA82
Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. SunTrust Robinson Humphrey, Inc. UBS Securities LLC
Co-Managers:	Banca IMI S.p.A. Scotia Capital (USA) Inc.

*Security ratings are not recommendations to buy, sell or hold securities. The ratings are subject to change or withdrawal at any time by the respective credit rating agencies.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-227-2275, ext. 2663, Deutsche Bank Securities Inc. at 1-800-503-4611, SunTrust Robinson Humphrey, Inc. at 1-800-685-4786 or UBS Securities LLC at 1-877-827-6444, ext. 561-3884.